Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger
President & Chief Executive Officer	Investor Relations
Genaissance Pharmaceuticals, Inc.	Rx Communications
203.773.1450	917.322.2569
k.rakin@genaissance.com	rchiger@RxIR.com

For Immediate Release

Genaissance Pharmaceuticals Reports First Quarter Results for 2004

- Quarter Highlighted by Acquisition of Lark Technologies and Preparation for Launch of
the FAMILIONTM Test, a Genetic Test for Cardiac Ion Channel Mutations -

New Haven, CT, May 11, 2004 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today reported its financial results for the first quarter ended March 31, 2004.

For the three months ended March 31, 2004, revenue increased 74% to $3.7 million, compared to revenue of $2.1 million for the three months ended March 31, 2003, primarily as a result of increased revenues from GLP-compliant services and licenses to data from Genaissance’s HAP® Database.  Operating expenses for the three months ended March 31, 2004, were $8.2 million, compared to operating expenses of $6.8 million for the three months ended March 31, 2003.  The increase in operating expenses was primarily attributable to the cost of sales related to GLP-compliant services.  For the three months ended March 31, 2004, Genaissance’s net loss attributable to common stockholders was $4.8 million, or $0.21 per share, compared to a net loss of $4.7 million, or $0.21 per share, for the three months ended March 31, 2003.

As of March 31, 2004, the Company had cash, cash equivalents and marketable securities totaling $11.4 million.

Recent corporate highlights include:

•                  Genaissance closed the merger of Lark Technologies with and into a wholly-owned subsidiary of Genaissance, following approval of the merger by the stockholders of both companies.  The acquisition represents another step in the execution of the Company’s strategy to build a profitable base services business while developing proprietary products based on Genaissance’s HAP™ Technology.  Genaissance now has access to a broader client base, additional GLP services, a strong and growing European operation and an experienced team focused on profitable revenue generation.

•                  Genaissance completed all pre-commercialization activities for the launch of its genetic test for cardiac ion channel mutations, the FAMILIONTM Test.  The test is designed to detect mutations responsible for causing Familial Long QT and

Brugada Syndromes, two causes of sudden cardiac death.  Genaissance currently expects to launch the FAMILIONTM Test in May at HEART RHYTHM 2004, the Heart Rhythm Society’s 25th Annual Scientific Sessions and will process the samples in its CLIA-licensed facility in New Haven, CT.

•                  Genaissance signed agreements to further its goal of developing a pharmacogenomic franchise around the genetics of cardiac channelopathies.  As part of these agreements, Michael J. Ackerman, M.D., Ph.D., Associate Professor at the Mayo Clinic College of Medicine and Director of the Long QT Syndrome Clinic, and Arthur J. Moss, M.D., Professor of Medicine at Rochester University, will serve on Genaissance’s Advisory Board.  The agreements were with:

•                  The University of Rochester and the Mayo Foundation for Medical Education and Research, under which Genaissance obtains access to expertise, materials, information and intellectual property for use in developing and launching tests for cardiac conditions; and

•                  The University of Utah and Yale University, under which Genaissance has extended certain rights to a patent estate of more than 50 issued and pending patents in the United States and other countries relating to five cardiac ion channel genes associated with Long QT, Brugada and related syndromes.

•                  Genaissance completed an analysis of DNA samples for the United States Department of Agriculture (USDA) as part of the USDA’s effort to trace the origin of the animal infected with bovine spongiform encephalopathy or Mad Cow disease.

“We have strengthened our base services business through our recent acquisition of Lark and continue to move our proprietary pipeline closer to commercialization,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “This month, we expect to launch the FAMILIONTM Test, our first marketed molecular test.  Our goal is to bridge our genetic knowledge of familial Long QT to drug-induced QT prolongation, which has led to the withdrawal of important and well-known drugs from the market.”

OUTLOOK:

For the fiscal year 2004, after giving effect to the Company’s acquisition of Lark Technologies on April 1, 2004, Genaissance expects:

•                  Revenues to be in excess of $25 million;

•                  Operating expenses to be under $37 million, including approximately $6 million of non-cash expenses; and

•                  Net loss attributable to common stockholders to be between $14 and $15 million, including total non-cash charges of $7 million.

Genaissance will host a conference call and web cast to discuss events disclosed in this press release.  The previously-announced call is scheduled for today at 11:00 a.m., Eastern Time (ET).  To participate in this call, dial 719-457-2633, confirmation code 193643, shortly before 11:00 a.m.  A replay of the call will be available from 2:00 p.m. ET through midnight Monday, May 17, 2004.  The replay number is 719-457-0820, confirmation code 193643.  The web cast can be accessed at www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products.  Genaissance markets its technology, clinical development skills and pharmacogenomic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs.  Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies. Genaissance is headquartered in Science Park in New Haven, Connecticut.  Visit the company’s website at www.genaissance.com.

This press release contains forward-looking statements, including statements about the future financial results of Genaissance, the expected growth and development of Genaissance’s business and market opportunities, such as its base services business and its pharmacogenomic product pipeline, the anticipated growth of European operations and the expected release of the FAMILIONTM Test.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004, and in other filings we make with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release.  Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

License and service revenue	$2,868	$2,139
Laboratory services	860	—

Total revenue	3,728	2,139

Operating Expenses:
Cost of laboratory services	861	—
Research and development	5,012	4,739
General and administrative	2,358	2,059

Total operating expenses	8,231	6,798

Loss from operations	(4,503)	(4,659)

Other income	75	134
Interest expense	(180)	(201)

Loss before benefit from income taxes and equity in loss of affiliate	(4,608)	(4,726)

Income tax benefit	49	—
Equity in loss of affiliate	(150)	—

Net loss	(4,709)	(4,726)

Preferred stock dividends and accretion	(110)	—
Beneficial conversion feature of warrant	(6)	—

Net loss attributable to common stockholders	$(4,825)	$(4,726)

Net loss per common share, basic and diluted	$(0.21)	$(0.21)

Weighted average shares used in computing
Net loss per common share	23,194	22,865

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2004	Dec. 31, 2003

Cash, cash equivalents and marketable securities	$11,431	$16,804
Working capital	9,544	14,195
Total assets	29,821	35,589
Long Term debt	8,613	9,118
Stockholders’ equity	3,712	8,397

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